Exhibit 10.7

EXECUTION COPY

MANAGEMENT SERVICES AGREEMENT

This AGREEMENT is made on August 8, 2002

BETWEEN:

(1) Dongguan Changan County Changshi Development Company, having its address at the 11TH Floor, Changan Group Building, Changan County, Dongguan City, Guangdong Province, the People’s Republic of China (hereinafter referred to as “Party A”); and

(2) Timerson Limited, a company having its address at the 14TH Floor, QPL Industrial Building, 138 Texaco Road, Tsuen Wan, New Territories, Hong Kong (hereinafter referred to as “Party B”).

Party A and Party B shall sometimes hereinafter be referred to a “Party” individually and the “Parties” collectively. Capitalized terms not defined in this Agreement shall have the same meanings ascribed to them in the Lease Agreement (defined below).

WHEREAS:

(1) An agreement has been reached between Party A and Party B for the lease of the Facilitised Factory Facilities (the “Lease Agreement”).

(2) Party A agrees to construct the Facilitised Factory Facilities, to apply for all necessary governmental and regulatory approvals and to lease to Party B the Facilitised Factory Facilities and the land-use rights to the Construction Land after the completion of the construction of the Facilitised Factory Facilities.

(3) Party A also agrees to provide Party B with the related management services. Party B agrees to accept the management services provided by Party A and pay Party A a fixed fee for such management services on a monthly basis.

NOW THEREFORE, through friendly negotiations and in consideration of the mutual benefits, terms and conditions set forth in this Agreement, the Parties agree as follows:

1. Management Services to be Provided by Party A starting the Handover Date

1.1 Party A shall nominate candidates for one plant manager, one officer dealing with the customs authorities, one qualified safety supervisor, and one financial officer responsible for internal administration, management of financial affairs and production and interaction between Party A and Party B (the “Management Employees”), and Party B shall have the right of appointment and removal with respect to the employment of the Management Employees. The Management Employees shall take instructions from, and report to, the management of, Party B.

1.2 Party A shall nominate candidates for workers to be employed by the processing plant and Party B shall have the right of appointment and removal with respect to the employment of the workers.

1.3 Party A shall assist Party B to keep the Factory Facilities in good repair, including ensuring normal interconnection and operation of all facilities and equipment relating to water supply, sewerage, electricity supply and telecommunication facilities within and surrounding the Facilitised Factory Facilities necessary for Party B to conduct commercial production.

1.4 Party A shall assist Party B to maintain and repair the Facilitised Factory Facilities, including its internal and external fixtures, and Party B’s machinery and equipment.

1.5 Party A shall assist Party B in handling matters relating to environmental protection, customs, labor, tax, foreign exchange, bureau of industry and commerce and any other governmental and regulatory departments or agencies.

1.6 Party A shall provide any other legal and reasonable services necessary for the normal and smooth operation of the processing arrangements as required by Party B from time to time.

2. Management Service Fees and Payment Method

2.1 Party B shall pay Party A management service fee of HK$506,070 per month. The fee includes payment for the foreign exchange remittance fee of HK$274,000, land-use right fee of HK$192,000 and administrative charges relating to other management services provided herein in the amount HK$40,070, respectively. For the avoidance of doubt, the fees specified in this Article shall not prejudice Party B’s right in future negotiations with Party A for management service fees should the Parties determine to renew the term of this Agreement.

2.2 Apart from the fees specified in Article 2.1 above, Party A shall not request from Party B, and Party B shall not be liable for, any additional charges, levies or taxes in relation to the services provided herein.

2.3 After the commencement of the Lease Term and the Deposit has been fully counted against the first six months of the rental payments and management fees of the Lease Term as provided in Article 1.6 of the Lease Agreement, Party B shall pay the management service fee as specified in Article 2.1 of this Agreement for the previous month within 10 working days after the beginning of each month to a bank account specified by Party A. Party A shall issue a receipt evidencing the full payment.

2.4 In order to show the sincerity of Party B, Party B shall, in accordance with Article 1.6 of the Lease Agreement, open an irrevocable letter of credit confirmed by a bank in mainland China as the Deposit, which includes the amount calculated based on six months’ management services fees. The Deposit shall be counted against the first six months of the rental payments and management service fees of the Lease Term until the Deposit is used up.

3. Representations and undertakings

3.1 Each of Party A and Party B repeats their respective representations and undertakings made in Clause 3 of the Lease Agreement, mutatis mutandis.

3.2 Party A undertakes that it shall provide the management services as provided herein to the best of its ability and with the same standard of care, skill and diligence as generally accepted in the international commercial practice applicable to the similar type of management services.

4. Term and Termination

4.1 This Agreement shall be effective upon signing by both Parties and terminate six years after the Commencement Date as defined in the Lease Agreement.

4.2 If Party B exercises its Right to Purchase with respect to the Facilitised Factory Facilities and the land use rights for the Construction Land, this Agreement shall be terminated immediately. In addition, when the Lease Agreement terminates pursuant to its other terms, this Agreement shall be terminated immediately.

4.3 Termination of this Agreement shall not affect the Parties’ rights and obligations under other agreements entered into between the Parties including the Lease Agreement and the standard processing arrangement agreement to be entered into between the Parties.

5. Others

5.1 With Party A’s consent, Party B shall have the right to assign the rights and obligations under this Agreement to its affiliates and any other third parties and which consent shall not be unreasonably withheld, delayed or conditioned.

5.2 Clauses 9, 10, 11 and 12 of the Lease Agreement shall be applicable to this Agreement, mutatis mutandis.

5.4 Articles 15.1, 15.2, 15.3, 15.4, 15.5, 15.7, 15.8, and 15.9 shall be applicable to this Agreement, mutatis mutandis.

6. Applicable laws and jurisdiction

6.1 This Agreement shall be governed by the laws of the People’s Republic of China. Any disputes in connection with this Agreement shall be settled through friendly negotiations. If within 60 days of the receipt of a written notice to negotiate by one Party, no settlement is reached, either Party may submit the dispute to the Beijing Branch of China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration. The arbitration shall be conducted in accordance with rules of the procedures then in effect at CIETAC. An arbitration award by CIETAC shall be final and binding upon both Parties. During the course of arbitration, both parties shall continue to perform those terms and conditions of this Agreement unaffected by the dispute.

Party A: Dongguan Changan County Changshi Development Company
Company Name

By	/s/ LIN GUANG HUI
Name:	Lin Guang Hui
Title:

Company Chop

Party B: Timerson Limited
Company Name

By	/s/ J. STANLEY BAUMGARTNER JR.
Name:	J. Stanley Baumgartner Jr.
Title:

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